                                                                      EXHIBIT 16


                      [LETTERHEAD OF ERNST AND YOUNG LLP]


July 30, 1996



Securities & Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549



Gentlemen:

We have read the third paragraph under the caption Additional Information of Voxware, Inc.'s Registration Statement on Form S-1 dated July 18, 1996. We are in agreement with the fourth, fifth and sixth sentences in the third paragraph under the caption Additional Information. In addition, we have no basis to agree or disagree with any other statements of the registrant contained in the third paragraph under the caption Additional Information of the above referenced filing.


                                       /s/ ERNST AND YOUNG LLP